NEWS ANNOUNCEMENT

Contact: Joel Getzler, Getzler & Co., Inc. (212) 697-2400

FOR IMMEDIATE RELEASE

                      UNITEL VIDEO, INC. PROPOSES TO ENGAGE
                          HOULIHAN LOKEY HOWARD & ZUKIN
                       CAPITAL, L.P. TO PROVIDE INVESTMENT
                                BANKING SERVICES

         New York, New York - September 28, 1999 - Unitel Video, Inc. (AMEX:UNV) (the "Company") announced today that it has engaged Houlihan Lokey Howard & Zukin Capital, L.P. ("Houlihan Lokey"), subject to the approval of the Bankruptcy Court for the District of Delaware which is presiding over the chapter 11 cases of the Company and its three domestic affiliates (collectively, the "Debtors"). Under the proposed engagement, Houlihan Lokey will explore the Debtors' strategic alternatives, including a sale of the Debtors in whole or in part.

         Commenting on the announcement, Joel Getzler, Chairman of Getzler & Co., Inc., the Company's management consultant which is overseeing the day-to-day operations of the Company, said, "The proposed engagement of Houlihan Lokey Howard & Zukin Capital, L.P. is an important step in the Debtors' effort to maximize the value of their assets and business for the benefit of the Debtors' creditors and estates."

         In addition, the Company announced that, in view of the Company's current disposition program, Barry Knepper has decided to step down as President and Chief Executive Officer of the Company but has agreed to continue in the employment of the Company in order to assist in maximizing the value of the Debtors' estates. Mr. Knepper will continue to serve as a member of the Board of Directors. The Company also announced that Philip S. Birsh and Richard L. Clouser have resigned from the Board of Directors, and that Mr. Clouser has resigned as President of the Company's Mobile Division and Senior Vice President-Corporate of the Company.

         As of May 31, 1999, the Company had consolidated assets (unaudited) of approximately $56.8 million and consolidated liabilities (unaudited) of approximately $52.4 million.

         Unitel is a leading provider of studio and mobile production facilities to virtually every major entertainment company in the United States. Unitel's New York City studios are home to King World Production's "Inside Edition", Paramount Picture's "The Montel Williams Show", and Eyemark Entertainment's the "Dr. Joy Browne Show". Unitel Mobile Video, based in Pittsburgh and Burbank, is the pre-eminent supplier of mobile facilities to the entertainment industry.

         This news announcement contains certain forward-looking statements under federal securities laws which are based upon current expectations and involve certain risks and uncertainties. Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, readers should note that these statements may be impacted by several factors, and, accordingly, Unitel's actual performance and results may vary from those stated herein.